Exhibit 5.1

[ORACLE LETTERHEAD]

December 13, 2023

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about December 13, 2023, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 350,000,000 shares of the common stock of the Company, par value $0.01 per share (the “Shares”), to be issued under the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Oracle Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and I express no opinion with respect to any other laws.

Subject to the foregoing and in reliance thereon, it is my opinion that the Shares, when delivered pursuant to the terms of the Oracle Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ KIMBERLY WOOLLEY
Kimberly Woolley
Vice President, Assistant General Counsel and Assistant Secretary